Exhibit 99.1

CSRA Inc.
Reconciliation of Certain Non-GAAP Financial Measures

The tables below reconcile CSRA Inc.’s (“CSRA” or the “Company”) Income (loss) before income tax and Net income (loss) to Adjusted diluted earnings per share (“Adjusted diluted EPS”) and Adjusted EBITDA, respectively, for the periods indicated. Adjusted diluted EPS and Adjusted EBITDA are not prepared in conformity with Generally Accepted Accounting Principles (“GAAP”).

Beginning with its annual report on Form 10-K for the fiscal year ended March 31, 2017 (the “FY17 Form 10-K”), the Company intends to change its calculation of Adjusted diluted EPS and Adjusted EBITDA from the calculations that it previously used. The new calculation method removes certain pension-related income and, for Adjusted diluted EPS, acquisition-related intangibles amortization expense, as they are non-cash items that are not earned or incurred in connection with the operations of the business.

The following information is being filed to make available the Company’s Adjusted diluted EPS and Adjusted EBITDA using the new calculation method for each of the seven prior fiscal quarters. CSRA believes that this information will help to place our future disclosures of these measures in the appropriate context and may help the financial community understand the recent historical performance of CSRA and assess the underlying trends in the business.

Basis of Presentation

The Company's Adjusted diluted EPS presented below differs from the corresponding measure as previously disclosed by removing: (a) the net periodic benefit associated with the Company’s defined benefit pension and other postretirement benefit plans (the “Plans”) and (b) amortization expense relating to all other acquisition-related intangible assets. The Company's Adjusted EBITDA presented below differs from the corresponding measure as previously disclosed by removing the net periodic benefit associated with the Plans.

Net Periodic Benefit of the Plans. The previously disclosed Adjusted diluted EPS and Adjusted EBITDA measures excluded only mark-to-market changes, settlement gains/losses, and the effects of actuarial changes for the Plans. Although net benefits of the Plans are included in similarly named financial measures used in certain debt covenant calculations for our credit agreements, we believe that excluding the net periodic benefit associated with the pension program will assist users of our financial information because participation in the plans has been frozen for several years and the recognized benefits under GAAP are non-cash in nature and fundamentally separate from the operating performance of the Company. Furthermore, because participation in our pension plans is frozen, there are no ongoing pension-related service costs associated with, and no ongoing pension-related compensation for, our employees.

Intangibles Amortization. The previously disclosed Adjusted diluted EPS measure excluded only intangible amortization related to contract backlog from the acquisition of SRA International, Inc. (“SRA”). We will now exclude the amortization of all acquisition-related intangibles as these costs are non-cash charges that do not impact the operating cash flow of the business.

We believe these changes to Adjusted diluted EPS and Adjusted EBITDA will increase the comparability of our reported financial results to those of our peers, the corresponding financial metrics of which generally are not affected by defined benefit plans or acquisition-related amortization.

The non-GAAP reconciliations in this document have been presented for each of the seven quarterly periods ended July 3, 2015, October 2, 2015, January 1, 2016, April 1, 2016, July 1, 2016, September 30, 2016, and December 30, 2016. All of the information included below has been presented in previous filings with the SEC; the non-GAAP financial measures are only being revised for the pension and intangible amortization changes described above.

On November 27, 2015, CSRA became an independent company through consummation of the spin-off by Computer Sciences Corporation (“CSC”) of its U.S. public sector business. Prior to CSC’s distribution of the shares of CSRA common stock to CSC stockholders, CSC undertook a series of internal transactions, following which CSRA held the businesses constituting CSC’s North American Public Sector segment (the “Spin-Off”).

On November 30, 2015, CSRA completed its previously announced combination with SRA, which resulted in SRA merging with and into a wholly-owned subsidiary of CSRA and SRA becoming an indirect wholly-owned subsidiary of CSRA (collectively, the “Merger”). For periods ended prior to the consummation of the Merger, we present pro forma measures that include a full period of SRA results and assess the impact of interest, non-backlog-related intangibles amortization, and other costs as if the Spin-Off and the Merger had occurred at the beginning of the period and reflect adjustments that, in the opinion of management, are: (1) directly attributable to the transactions, (2) factually supportable, and (3) expected to have a continuing impact on CSRA’s consolidated results.

Adjusted Diluted EPS

Adjusted diluted EPS is a non-GAAP financial measure that CSRA uses to evaluate financial performance. We believe that this non-GAAP financial measure provides useful information to investors regarding our results of operations because it removes certain costs associated with one-time (acquisition) transactions and the effects of the Plans and certain non-cash items. We believe the removal of these items provides a comparable measure of our performance. We also use Adjusted diluted EPS in determining long-term executive incentive compensation. Beginning with the FY17 Form 10-K, we are revising Adjusted diluted EPS from the historical presentation of this measure for our filings with the SEC and other equity market communications by excluding all costs and benefits associated with the Plans, as well as all acquisition-related intangibles amortization expense. We expect that the Compensation Committee of the Board of Directors (the “Compensation Committee”) will adjust the corporate targets used in determining executive compensation so that the changes in the computation of Adjusted diluted EPS will not affect executive compensation.

Specifically, the reconciliation from Income (loss) before income tax to Adjusted diluted EPS includes certain adjustments such as:

•	Separation and merger costs, one-time integration costs, and amortization of acquisition-related intangibles, which are largely associated with the SRA acquisition

•	All costs and benefits associated with the Plans, including mark-to-market adjustments

Our definition of Adjusted diluted EPS may differ from similarly-named metrics presented by other companies. The prior measure of Adjusted diluted EPS will henceforth be referred to as Adjusted diluted EPS (including pension and certain acquisition-related intangibles amortization).

CSRA Inc.
Unaudited Adjusted Diluted EPS
	For the Quarterly Period Ended
Dollars in millions, except per share amounts	Pro Forma(a)
	July 3, 2015	October 2, 2015	January 1, 2016	April 1, 2016	July 1, 2016	September 30, 2016	December 30, 2016
Income (loss) before income tax(b)	$109	$88	$58	$(107)	$106	$124	$204
Historical SRA income (loss) from continuing operations, before taxes(c)	—	(7)	(55)	—	—	—	—
Separation and merger costs(d)	36	69	138	16	5	8	5
One-time integration costs	—	—	6	12	7	—	23
Mark-to-market pension and OPEB loss (gain)	—	—	(19)	203	—	—	(114)
Amortization of funded backlog from the SRA acquisition(e)	—	—	6	16	16	16	11
Adjusted income before income taxes	145	150	134	140	135	149	129
Less: Adjusted income tax expense(f)	57	59	52	54	48	53	48
Adjusted net income	88	92	82	85	87	96	81
Less: non-controlling interest	4	5	3	4	3	4	2
Adjusted net income attributable to CSRA stockholders (including net periodic benefits)	84	87	79	81	84	92	79
Less: Net periodic benefits of the Plans(g)	(16)	(16)	(16)	(17)	(15)	(17)	(14)
Add: Other acquisition related intangible amortization, net of tax	2	2	5	10	9	8	8
Adjusted net income attributable to CSRA stockholders	$71	$73	$67	$74	$79	$84	$72
Adjusted diluted earnings per common share (including pension and amortization)(h)	$0.51	$0.53	$0.48	$0.50	$0.51	$0.56	$0.48
Adjusted diluted earnings per common share(h)	0.43	0.44	0.41	0.46	0.48	0.51	0.44

Notes: Adjusted net income attributable to CSRA common stockholders may not equal the sum of the component figures due to rounding.
(a)
For the quarterly periods ended July 3, 2015, October 2, 2015, and January 1, 2016, adjusted income before income taxes, adjusted income tax expense, adjusted net income, adjusted net income attributable to CSRA stockholders (including pension income), adjusted net income attributable to CSRA stockholders, adjusted diluted earnings per common share (including net periodic benefits), and adjusted diluted earnings per common share are pro forma measures.

(b)
The quarterly period ended July 3, 2015 includes a pre-tax gain of $17 million on the sale of Welkin Associates Limited (“Welkin,” a subsidiary company), which increased pro forma adjusted net income by $10 million and pro forma adjusted diluted EPS by $0.06.

(c)
Income (loss) prior to the November 30, 2015 Merger from the most closely corresponding reporting period, which is October 1, 2015 to November 30, 2015, in the case of the quarterly period ended January 1, 2016, July 1, 2015 to September 30, 2015 in the case of the quarterly period ended October 2, 2015, and April 1, 2015 to June 30, 2015 in the case of the quarterly period ended July 3, 2015.

(d)
Prior to the November 30, 2015 Merger, separation and merger costs include: (i) inter-company income; (ii) the net cost associated with the Intellectual Property Matters Agreement with CSC, dated as of November 27, 2015; (iii) net periodic costs or benefits for pension and postretirement benefit plans transferred from CSC; (iv) facility costs related to the 3170 Fairview Park Drive building transferred from CSC; (v) amortization of backlog, customer relationships and technology intangibles; and (vi) interest expense for the incurrence of indebtedness associated with the Spin-Off and Mergers. After the November 30, 2015 merger, merger and separation costs include costs directly associated with the separation and merger transactions, before tax effect.

(e)	Total value of $65 million, which was amortized over one year.
(f)	For the quarterly periods ended July 3, 2015, October 2, 2015, and January 1, 2016, the long-term effective tax rate of 39 percent is applied.
(g)	Represents the expected return on pension and OPEB plan assets minus the interest and service costs associated with the Plans, net of taxes.
(h)	For the quarterly periods ended July 3, 2015 and October 2, 2015, pro forma diluted share count is equal to the share count as of November 30, 2015.

Adjusted EBITDA

In addition to Net income (loss) determined in accordance with GAAP, we use Adjusted EBITDA to evaluate financial performance. We believe that this non-GAAP financial measure provides useful information to investors regarding our results of operations because it provides another measure of our profitability and our performance, and is considered an important measure by financial analysts covering our industry. We also use Adjusted EBITDA in determining executive compensation. We are changing the computation of Adjusted EBITDA for our filings with the SEC and other equity market communications from the measure as previously presented by excluding all costs and benefits associated with the Plans. We expect that the Compensation Committee will adjust the corporate targets used in determining executive compensation so that the changes in the computation of Adjusted EBITDA will not affect executive compensation.

The reconciliation from Net income (loss) to Adjusted EBITDA includes certain adjustments, including:

•
Stock-based compensation which represents the stock compensation expense related to our equity plans. These charges are included in Cost of services and Selling, general and administrative in our Unaudited Pro Forma Consolidated Statements of Operations.

•
Pension and postretirement costs and benefits, including mark-to-market adjustments related to the Plans resulting from periodic revaluation of our plan assets and liabilities; lump-sum settlement charges; and amortization of prior service costs (credits) which is included in our Consolidated Statements of Comprehensive Income.

Our definition of such measure may differ from that of other companies. The prior measure of Adjusted EBITDA will henceforth be referred to as Adjusted EBITDA (including net periodic benefits).

CSRA Inc.
Unaudited Adjusted EBITDA(a)
	For the Quarterly Period Ended
	Pro Forma(b)
Dollars in millions	July 3, 2015	October 2, 2015	January 1, 2016	April 1, 2016	July 1, 2016	September 30, 2016	December 30, 2016
Net income (loss)	$67	$53	$51	$(68)	$68	$80	$128
Historical SRA income (loss) from continuing operations before income taxes	1	(4)	(37)	—	—	—	—
Interest expense, net	30	30	29	29	30	29	28
Income tax expense (benefit)	55	40	41	(27)	38	44	76
Depreciation and amortization	48	51	50	49	49	47	50
Amortization for contract-related intangibles	3	2	2	2	2	—	—
Stock-based compensation	(1)	7	4	2	3	4	4
Pension and postretirement benefit plans actuarial losses (gains), settlement (gains), and amortization of other comprehensive income	(4)	(5)	18	203	—	—	(114)
Separation, merger and integration costs(c)	24	61	66	35	28	25	39
Impact of disposition or acquisition of businesses(d)	(13)	1	—	—	—	—	—
Adjusted EBITDA (including net periodic benefits)	210	236	224	225	218	229	211
Less: Net periodic benefits of the Plans(e)	26	26	27	28	23	26	23
Adjusted EBITDA	$184	$210	$197	$197	$195	$203	$188

Notes:
(a)
The reconciliation to Adjusted EBITDA differs across periods. For example, Net income (loss) for the three months ended July 3, 2015 and October 2, 2015 incorporate amounts filed in the Form 8-K dated December 24, 2015, derived on the basis described therein; Net income (loss) for subsequent periods is derived from the same basis of accounting used to prepare GAAP financial information those periods.

(b)	For the quarterly periods ended July 3, 2015, October 2, 2015, and January 1, 2016, Adjusted EBITDA is a pro forma measure.
(c)
Includes: (i) inter-company income prior to the Mergers, (ii) costs directly associated with the separation and merger transactions incurred before the merger and integration costs after the merger, and (iii) intangibles amortization expense associated with SRA’s funded contract backlog.

(d)	Pre-tax gain on the sale of Welkin in April 2015 and pre-tax income from assets acquired by SRA in April 2015 earned in the period before the Mergers. Also includes restructuring costs.
(e)	Represents the expected return on pension and OPEB plan assets minus the interest and service costs associated with the Plans on a pre-tax basis.